**PRESS RELEASE**

Contact:

Kenneth A. Martinek

Chief Executive Officer

(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

ANNOUNCES THIRD STOCK REPURCHASE PLAN

White Plains, New York – November 26, 2013 – NorthEast Community Bancorp, Inc. (Nasdaq Global Market: NECB), the holding company for NorthEast Community Bank, announced today that the Company’s board of directors has approved the repurchase of up to 268,550 shares, or approximately 5.0% of the Company’s outstanding common stock held by persons other than NorthEast Community Bancorp, MHC. These repurchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P., based upon parameters of the Rule 10b5-1 repurchase plan. Repurchased shares will be held in treasury. This is the second repurchase plan announced by the Company. The Company’s first repurchase program was completed on May 12, 2011 under which 297,563 shares were purchased at a total cost of approximately $1,823,435.00 or $6.13 per share.

Chief Executive Officer Kenneth A. Martinek stated, “In view of our strong capital position and the current price level of the Company’s common stock, we believe that the repurchase of our shares in today’s market represents an attractive investment opportunity which will benefit our Company and our stockholders.”

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank. Northeast Community Bank is a New York State-chartered savings bank that operates four full-service branches in New York and four full-service branches in Danvers, Plymouth, Framingham and Quincy, Massachusetts and loan production offices in Danvers, Massachusetts and White Plains, New York.

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